Exhibit (3)(c)    Consent of KPMG LLP

INDEPENDENT AUDITORS' CONSENT
-----------------------------


The Board of Directors
GE Life and Annuity Assurance Company
     (formerly The Life Insurance Company of Virginia)
GE Life & Annuity Separate Account III
     (formerly Life of Virginia Separate Account III):

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Registration Statement.

Our report dated January 22, 1999, contains an explanatory paragraph that states that effective April 1, 1996 General Electric Capital Corporation acquired all of the outstanding stock of The Life Insurance Company of Virginia in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.



                               /s/ KPMG LLP
                              ---------------------

Richmond, VA
April 27, 1999